SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))

[ ] Definitive Additional Materials

[X] Soliciting Material Pursuant to Rule 14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified In Its Charter)

PATRICK A. JORSTAD

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] Fee not required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Editorial Contact: FOR IMMEDIATE RELEASE	Patrick Jorstad 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-5837 [link to external URL redacted by author] editor@shareholdersonline.org

State Street Shareholder Expresses Concerns Over Pending Litigation Against the Corporation,
Notes Non-Management Directors Have Not Responded to His Letters

ALEXANDRIA, VIRGINIA, September 1, 2006 --- Two pending lawsuits naming State Street Corporation (or one or more subsidiaries) are of particular concern, says Patrick Jorstad.

Mr. Jorstad, who is seeking to call a Special Meeting of the Corporation's shareholders in October, points to the ERISA class action brought by Polaroid employees, as well as to the lawsuit brought by former State Street Global Advisors co-head Alan John Brown.

Polaroid ERISA Class Action Nearing Settlement,
But Questions Regarding Interlocks and Conflicts Remain, Says Jorstad

The Polaroid ERISA class action is pending in the Southern District of New York, and is captioned as "In Re: Polaroid ERISA Litigation, 03-cv-08335." The case is pending before The Honorable William H. Pauley, III, U.S. District Court Judge. The Clerk of the Court can be reached at (212) 805-0136. The docket in the case is available to the public.

Certain of the case filings have been publicly posted by the Polaroid Plaintiffs' counsel, Keller Rohrback LLP. The Polaroid Plaintiffs allege that State Street breached its fiduciary duties under ERISA, by waiting until Polaroid ESOP shares were nearly worthless before disposing of them.

Of special concern, Jorstad contends, is the interlocking board relationships between State Street and Polaroid during the timeframe covered by the Polaroid Plaintiffs' Complaint.

"The former Polaroid CEO, Mac Booth, sat on State Street's Board of Directors. Alfred Poe straddled both boards of directors. And the law firm representing Booth's successor at Polaroid was Ropes & Gray, whose partnership included Truman Snell Casner, another State Street Director. After some of these issues were raised this spring, Ropes & Gray was replaced by WilmerHale, as shown on the docket. Now, it appears that State Street Corporation's shareholders may be left holding the bag on a proposed settlement. I think the Corporation's shareholders deserve to know whether the Directors' liability coverage will be invoked, or whether the proposed settlement with the Polaroid Plaintiffs will be footed out of the Corporation's coffers," says Jorstad.

Jorstad adds: "While I am gratified to see that the Polaroid families may be near a resolution to their ordeal, I also believe that this should not be the end of the inquiry. I have requested the attorneys in the matter to provide me with a copy of Judge Pauley's Stipulation and Order dated August 10th, and I have requested that they notify me of the scheduled fairness hearing regarding the proposed settlement. I think it is important for the Court to understand the special circumstances in this case, before deciding how much liability, if any, that State Street Corporation's shareholders should bear."

Mac Booth, the former Polaroid CEO, sat on State Street's Board of Directors from 1990, until his retirement in 2003 (as reflected in State Street's proxy materials for the 2003 annual meeting). The Polaroid ESOP was created during his tenure as Polaroid CEO. The Polaroid Plaintiffs have alleged in their filings that they were required to contribute to the ESOP, after it was created to fend off a takeover attempt by Roy Disney's Shamrock Holdings, Inc. The ESOP's creation was reportedly funded with a loan - used to purchase a substantial block of Polaroid stock - to be repaid by the employees through forced, automatic payroll deductions.

Alfred Poe sat on State Street's Board of Directors from 1994, until his retirement in 2004.

Truman Snell Casner sat on State Street's Board of Directors from 1990, until his retirement earlier this year. His law firm, Ropes & Gray, represented Mr. Booth's successor as CEO at Polaroid, Mr. Gary T. DiCamillo - that is, until this May, when Ropes & Gray was replaced as defense counsel by WilmerHale.

Jorstad remarks: "I think it is worth asking why this change in the defense team was made. If it had anything to do with the director interlocks between State Street and Polaroid, then I think this highlights the need for further discussion of these issues by State Street's shareholders."

Finally, Jorstad notes that: "For nearly 30 years, there has been a Ropes & Gray partner sitting on the State Street Board of Directors. I don't think a service provider to the Corporation's shareholders should ever have a seat on the Board - it just poses too much of a potential for a conflict, in my opinion. I intend to monitor the Polaroid litigation's final stages closely, and intend to keep bringing it up to the non-management Directors."

Lawsuit Filed by Former State Street Global Advisors Co-Head Also Troubling, Jorstad Says

The lawsuit filed by Alan John Brown, former co-head of State Street Global Advisors - the asset management division of State Street - is pending in the U.S. District Court for the District of Massachusetts in Boston. It is captioned as "Brown v. State Street et al., 05-cv-11178-NG," and is pending before The Honorable Nancy J. Gertner, U.S. District Judge. The Clerk of the Court can be reached at (617) 748-9152, and the docket is available to the public. Mr. Jorstad has also obtained the public filings in the case to date.

In his Complaint, Mr. Brown - now Head of Investment at Schroders in the UK - alleges that the State Street Board of Directors repudiated an agreement that former State Street CEO David Spina entered into with him. The case filings allege that Mr. Spina memorialized their agreement in a letter to the Executive Compensation Committee ("the ECC") dated June 30, 2004 - the same date that the Corporation announced Mr. Spina's retirement, and Mr. Logue's promotion to Chairman and CEO.

Mr. Brown alleges that when he attempted to invoke that agreement in March 2005, by informing Mr. Logue of his intent to do so, he was terminated.

In filings of its own in the case, State Street says that Mr. Brown's resignation letter, dated March 11, 2005, described his position with the company as "no longer tenable." The filing in question was filed with the Court on August 14, 2006.

Jorstad remarks: "I think it is noteworthy that Mr. Darehshori, the business partner of Mr. Logue's brother, sits on the four-person Executive Compensation Committee. Faced with Mr. Spina's letter dated June 30, 2004, why didn't the ECC and the full Board of Directors act, one way or the other? Either repudiate the agreement on the basis that Mr. Spina lacked authority to bind the Corporation to the purported agreement, or ratify it as valid. I am at a complete loss to understand why the shareholders of the Corporation are being asked to foot the legal bill to fight this. It seems to me that this dispute is a brew of the Directors' own making -- and I, for one, don't think the shareholders should be required to pick up the tab."

Jorstad also expressed his concern about the loss of Augustin J. "Gus" Fleites from SSgA last year: "Mr. Fleites is widely regarded as a pioneer in the field of exchange-traded funds, or ETFs. News of his sudden departure last year came as a shock, especially considering his published remarks just days before his departure. He seemed gung-ho to retake SSgA's leadership position in ETFs, then, out of nowhere, he was gone. For me, this high-profile departure raises troubling questions. When I keep seeing reports that State Street has ceded market share leadership in the ETF arena and is trying to play catch up, I grow concerned that the non-management Directors may not be fostering the right climate for innovative ideas to flourish at the company."

Jorstad concludes: "I intend to also keep a close eye on the Alan Brown lawsuit, to see what else emerges. I believe that - if the Proposed Special Meeting is held - this matter would be a very germane topic of discussion."

Non-Management Directors Remain Silent, Says Jorstad

In response to inquiries received, Mr. Jorstad remarks: "No, the non-management Directors have not responded to any of my letters since my letter dated August 9, 2006. I haven't heard a peep from anyone at the Corporation. They haven't even written back to confirm the record date to establish when other shareholders would be eligible to join my demand to call the Proposed Special Meeting."

Would Mr. Jorstad be interested in sitting down with the non-management Directors, to discuss measures he'd like to see implemented?

"Sure. That approach would be more collegial, cooperative, and rational, in my opinion. I crossed the room to shake hands and have a chat with the non-management Directors before this year's annual meeting, and nobody has bite marks," Jorstad chuckles. "A candid exchange of views on corporate governance best practices seems like a good idea to me. But the ostrich-head-in-the-sand approach isn't a good idea at all, in my view."

Summing up his views, Jorstad concludes: "Look, corporate boards are supposed to work for their shareholders. They're supposed to oversee executive management on our behalf. They're supposed to guard our interests and watch over our investment. The Polaroid lawsuit, the Alan Brown lawsuit, the departure of Mr. Fleites - all of these issues cause me to wonder where the non-management Directors have been in these matters. Sometimes corporate directors 'go native,' I suppose, given how closely they interact with those they're supposed to oversee. I think the argument can be made that some of the Director interlocks and other relationships are an appropriate topic for shareholder discussion and - more importantly - oversight and action."

###

Important Information: Patrick A. Jorstad plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of State Street Corporation in connection with a Proposed Special Meeting of Stockholders, if that Special Meeting is called as proposed. State Street's annual meeting ordinarily takes place the third Wednesday of April each year. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Jorstad is the beneficial owner of approximately 331 shares of State Street's common stock, as of August 25, 2006.